Exhibit 10.45

Stock Grant

Terms and Conditions

Type of Award: Stock grants are typically provided on an ad hoc basis to key employees, subject to approval of the Compensation Committee of the Board of Directors.

Vesting: Stock grants vest 100% on the third anniversary of the grant date. Restrictions on the shares lapse when vested. For employees who die, are Disabled or Retire as defined in the 2009 Long-Term Incentive Plan (the “Plan”) prior to the vesting date, vesting will not accelerate but will instead occur on the dates described above. Employees will immediately forfeit any non-vested shares if they are no longer employed by the Company for any reason other than death, Disability, Retirement or Change of Control, in certain situations, prior to a vesting date.

Change in Control: In the event of a Change of Control, as defined in the Plan, this award becomes fully exercisable and vested as of the date of such Change of Control if the award has not been assumed or replaced by a Substitute Award, as defined below.

An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Company’s Compensation Committee preserves the existing value of the outstanding award at the time of the Change in Control and provide vesting and other terms and conditions, as applicable, that are at least as favorable to Participants as vesting and other terms and conditions applicable to the award (including the terms and conditions that would apply in the event of a subsequent Change in Control).

If and to the extent this award is assumed by the successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then all such Substitute Awards thereof shall remain outstanding and be governed by their respective terms and the provisions of the applicable plan.

If this award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than cause; or (ii) a participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two year period commencing on the date of the Change in Control, then all Substitute Awards for that participant will fully vest immediately as of the date of such participant’s termination and will be fully earned without any restrictions on sale as promptly as practical following termination of employment.

Dividends: Dividends will be paid on all shares owned, whether vested or not if and when declared by the Board of Directors. Prior to vesting, dividends will be paid in cash. Employees on U.S. payroll will receive dividend payments via payroll. Employees outside the U.S. will receive a separate dividend check mailed to the address of record. Upon vesting, shares will be deposited into a brokerage account at Merrill Lynch. Cash from dividends will be deposited into your Merrill Lynch brokerage account. You can provide direction to the Merrill Lynch brokerage office (see contact information below under “Administration”) to automatically reinvest dividends into Kellogg shares. Dividends will be taxable in the year paid. During the vesting period, employees within the U.S. and Canada will have dividends included as income (on W2 or T4) in the year paid. After the vesting period, employees will receive a 1099-DIV for any dividends paid.

Voting: Employee/shareowners are entitled to voting rights on both vested and unvested shares. For both vested and unvested shares, you will receive proxy instructions from Kellogg each year with details on how to exercise your voting rights.

Taxes: Taxes will be due when the shares vest based on the Fair Market Value (as defined in the Plan) of the shares on the vesting date. This amount, considered taxable compensation, will be included in W2 income for U.S. employees and T4 income for Canadian employees. Employees will pay withholding taxes by selling shares unless an election is made prior to the vesting date to pay the taxes in cash. Taxes include Federal, social insurance or FICA taxes, state and local, if applicable and as required by local requirements.

Special Tax Election: Participants in the U.S. can make a one-time election called an “83B” election that provides for the stock grant to be taxed as of the grant date instead of the vesting date. This election must be made within 30 days of the grant date. The value of the shares at grant date is included in W2 income for the year of grant. Taxes are withheld by paying the taxes in cash. The basis for the shares is the value taxed at grant date with capital gains treatment available upon disposition if the IRS holding requirements are met. YOUR TAXABLE INCOME IS NOT ADJUSTED OR REDUCED IF YOU SEPARATE FROM SERVICE AND FORFEIT YOUR SHARES. After consulting a qualified tax advisor, contact Laura Stuchell in the U.S. at 269-961-2511 if you file an “83B” election with the IRS.

Administration: Prior to vesting, Participants will not receive stock certificates. Shares will be held via book entry at Merrill Lynch until shortly before vesting. At vesting, shares will be deposited into your brokerage account at Merrill Lynch. Participants can contact Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside the U.S., Canada or Puerto Rico) for customer service.

Communication: Stock grants will be communicated to participants at the time of grant. Each participant will be provided with a written confirmation of the stock grant award and a summary of plan provisions. Participants will receive a notice after vesting that explains the estimated number of shares that will be sold to pay the withholding tax as well the number of shares that will be deposited into a brokerage account with Merrill Lynch.

Registration: Shares will be registered in the employee’s name. Employees can change the registration of the shares after the vesting period.

Disposition at Vesting: After the shares vest, the shares will be deposited in a brokerage account at Merrill Lynch. You can contact Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.

Benefits: Stock grant income will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.

Insiders: Insiders cannot dispose of the shares when vested without prior approval of the Legal Department.

Tax and Legal Issues: Prior to vesting, the Company reserves the right to replace shares granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the employee or Company related to the ownership of Kellogg Company shares (generally for participants outside North America).

Clawback: If at any time the Committee, including any person authorized pursuant to Section 3 of the Plan (any such person, an “Authorized Officer”), reasonably believes that a Participant has committed an act of misconduct as described in this paragraph, the committee or an Authorized Officer may suspend Participant’s right to receive an award from the Plan pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines that a Participant has engaged in any activity that is contrary or harmful to the interest of the Company or any of its subsidiaries, including, but not limited to, (i) conduct relating to a Participant’s employment for which either criminal or civil penalties against such Participant may be sought, (ii) breaching Participant’s fiduciary duty or deliberately disregarding any of the Company’s (or any of its subsidiaries’) policies or code of conduct, (iii) violating the Company’s insider trading policy, (iv) accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity or person that is in competition with or acting against the interests of the Company or any of its subsidiaries, (v) directly or indirectly soliciting, hiring, or otherwise encouraging any present, former, or future employee of the company or any of its subsidiaries to leave the Company or any of its subsidiaries, (vi) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries, or (vii) participating in a hostile takeover attempt of the Company, then participation in the Plan and all rights thereunder shall terminate immediately without notice effective the date on which Participant performs such act of misconduct, unless terminated sooner by operation of another term or condition of the Plan and all outstanding awards will be forfeited. In addition, if the Committee determines that Participant engaged in an act of fraud or intentional misconduct during his/her employment that caused the Company to restate all or a portion of the Company’s financial statements (“Misconduct”), Participant may be required to repay to the Company, in cash and upon demand, any payouts (vesting of stock upon the satisfaction of vesting requirements) under the plan for the calendar year of any restatement. The return of any previously paid or granted stock is in addition to and separate from any other relief available to the Company due to your Misconduct. For anyone who is an executive officer for purposes of Section 16 of the Exchange Act, the determination of the Committee shall be subject to the approval of the Board of Directors.”

The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

2/15/2011

This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of Directors.

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